Exhibit 99.1

PROMISSORY NOTE

THIS PROMISSORY NOTE is issued on December 24, 2024 (the “Issue Date”) by ZEO ENERGY CORP., a company incorporated in the State of Delaware with its primary address at 7625 Little Rd. Suite 200A, New Port Richey, FL (the “Borrower”) to and in favor of LHX INTERMEDIATE, LLC, a company incorporated in the State of Delaware with its primary address at 1155 Avenue of the Americas, 15th Floor, New York, NY (the “Lender” and each a “Party” and together the “Parties”).

Borrower has issued this Promissory Note (this “Note”) to evidence the Loan (as defined below) and promises to pay and perform the Loan and this Note on the terms and conditions set forth herein, and Lender has agreed to accept this Note and to provide a loan to Borrower, not exceeding the aggregate principal amount of $4,000,000 (four million dollars) on the terms and conditions set forth in this Note.

1	Interpretation

1.1	Defined Terms. Terms used in this Note include the following defined terms:

“19.9% Cap” means 19.9% of the number of Shares outstanding on the Issue Date

“Address for Service” means the address shown in Section 13.2 or such other address as Borrower may from time to time designate by written notice to Lender.

“Advance” means the Initial Advance, Tranche 2 Advance or Tranche 3 Advance, as applicable, loaned by Lender to Borrower through a Drawdown.

“Applicable Exchange” means the Nasdaq stock exchange or any other national stock exchange on which the Shares are listed.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) public holiday in New York on which banks are closed or are permitted to be closed open for general business.

“Change of Control” shall mean (A) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (whether or not such Rule applies to Borrower) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (whether or not such rule applies to the Issuer), of the shares of capital stock of Borrower representing more than 50% of the voting power thereof or (B) the consummation of (i) any recapitalization, reclassification or change of the Class A common stock of Borrower (other than changes resulting from a subdivision or combination) as a result of which the Class A common stock of Borrower would be converted into, or exchanged for, stock, other securities, other property or assets, (ii) any share exchange, consolidation or merger of Borrower pursuant to which the Class A common stock of Borrower will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Borrower and its subsidiaries, taken as a whole, to any Person provided, however, that a transaction described in subclause (ii) in which the holders of all classes of Borrower’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change of Control pursuant hereto.

“Commitment” means $4,000,000.

“Default” means and is a reference to any Event of Default or any condition, event or occurrence that with the passing of time, the giving of notice or both will be an Event of Default, including without limitation any misrepresentation or breach under this Note.

“Drawdown” means the borrowing of funds equal to the Initial Advance, the Tranche 2 Advance or the Tranche 3 Advance, as applicable.

“Drawdown Amount” means, with respect to (i) the Initial Advance, $2,500,000, (ii) the Tranche 2 Advance, $750,000 and (iii) the Tranche 3 Advance, $750,000.

“Drawdown Notice” means a request for an Advance substantially in the form set out in Schedule 2 (Form of Drawdown Notice) of this Note.

“Event of Default” means any one of the events specified in Section 10 (Events of Default) of this Note.

“Indebtedness” includes any obligation for the payment or repayment of money borrowed (whether borrowed by Borrower or as to which Borrower is a surety or guarantor of payment or is secured by a Lien on any property of Borrower), including any advance and any obligation evidenced by a note or similar instrument and any capital lease (as defined under GAAP other than any lease of any real property), and any guaranty of any obligation for the payment or repayment of money borrowed, but excluding trade payables and similar obligations arising in the ordinary course of business.

“Investment” means (i) any purchase or other acquisition by Borrower of, or of a beneficial interest in, any equity interests or Indebtedness of any other person and (ii) any loan (including guarantees) or advance constituting Indebtedness of such other person (other than accounts receivable, credit card and debit card receivables, trade credit, advances to customers, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, in the ordinary course of business) or capital contribution by Borrower to any other person.

“Loan” means any of the Initial Tranche 1 Advance, the Tranche 2 Advance and the Tranche 3 Advance made by Lender under this Note.

“Loan Documents” means, collectively, this Note and each other document, instrument or agreement now or hereafter delivered by an Obligor or other person to Lender in connection with the transactions contemplated by this Note.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means, at any time, the outstanding and unpaid amount of the Loan.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Repayment Date” means the later of (x) the day falling on the first anniversary of the Issue Date or, if such day is not a Business Day, the immediately previous Business Day and (y) the date on which the stockholders of the Borrower approve the Share Issuance.

“Representations Schedule” means the representations and warranties made by Lender in Part A and Borrower in Part B of Schedule I (Representations and Warranties) of this Note.

“Shares” means shares of Class A common stock, par value $0.0001 per share, of Borrower.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent.

“Tax” includes any form of taxation, levy, duty, charge, contribution, withholding (including backup withholding) or impost of whatever nature (including any applicable fine, penalty, or surcharge).

“Term” means the period commencing the Issue Date and expiring on the Repayment Date.

“Termination Notice” means a notice from Lender to Borrower given pursuant to Section 10.2 terminating this Note and the Loan.

“US Bankruptcy Code” means title 11 of the United States Code. “Voting Agreement” means the Voting Agreement, by and among Lender,

Borrower and the stockholders of Borrower party thereto, dated as of the date hereof.

1.2	References. References in this Note to:

(a)    any document is deemed to include a reference to such document, including any of its schedules, annexes or exhibits, in each case, as amended, novated, supplemented, substituted or replaced from time to time;

(b)    any person includes its respective successors, assigns and transferees;

(c)    a provision of a statute is, unless otherwise indicated, deemed to include a reference to such provision as amended, modified or re-enacted from time to time;

(d)	a time of day is the time in New York City on the specified date;

(e)    the singular, where the context so admits, is deemed to include the plural and vice versa; and

(f)    a “person” is deemed to include a reference to a company, partnership, unincorporated body and any other entity and vice versa.

1.3           Titles. Section headings shall not affect the meaning of that provision or any other provision.

2              The Loan. Subject to the terms and conditions of this Note, Lender has agreed to make the Loan available to Borrower; provided that in no event shall the aggregate Loan amount exceed the Commitment.

3	Drawdowns and Advances.

3.1           Initial Tranche 1 Drawdown. Subject to the satisfaction (or waiver) of the conditions set forth in Section 8.1 in Lender’s sole discretion, then upon the execution of this Note by the Parties:

(a)                Borrower shall submit to Lender a duly completed Drawdown Notice in respect of the Drawdown for the Initial Advance of $2,500,000 (the “Initial Advance Amount”);

(b)               on receipt of the Drawdown Notice contemplated by Section 3.1(a) above, Lender shall make the Advance of the Initial Advance Amount to Borrower (the “Initial Advance”).

3.2           Tranche 2 Drawdown. Subject to the satisfaction (or waiver) of the conditions set forth in Section 8.2 in Lender’s sole discretion, then:

(a)                Borrower shall submit to Lender a duly completed Drawdown Notice in respect of the Drawdown of $750,000 (the “Tranche 2 Advance Amount”);

(b)               on receipt of the Drawdown Notice contemplated by Section 3.2(a) above, Lender shall make the Advance of the Tranche 2 Advance Amount to Borrower (the “Tranche 2 Advance”).

3.3           Tranche 3 Drawdown. Subject to the satisfaction (or waiver) of the conditions set forth in Section 8.3 in Lender’s sole discretion, then:

(a)                Borrower shall submit to Lender a duly completed Drawdown Notice in respect of the Drawdown of $750,000 (the “Tranche 3 Advance Amount”);

(b)               on receipt of the Drawdown Notice contemplated by Section 3.3(a) above, Lender shall make the Advance of the Tranche 3 Advance Amount to Borrower (the “Tranche 3 Advance”).

3.4           Disbursement. Subject to the terms set forth herein, Lender shall make any Advance available to Borrower by payment to the account of Borrower specified in writing in the relevant Drawdown Notice.

3.5           Lender Advance. Notwithstanding anything to the contrary herein, Lender may in its sole discretion make Advances to Borrower up to the Commitment in the aggregate at such times as it determines without delivery of a Drawdown Notice or satisfaction of the applicable conditions in Section 8.

4              Interest. No interest shall be charged or accrue on any sums outstanding under the Loan; provided, that any amounts due and not paid within thirty days shall accrue interest at a rate of 10% per annum from the date such payment is due.

5	Representations and Warranties.

5.1           On the Issue Date, Lender makes the representations and warranties as set out in Part A of Schedule 1 and Borrower makes the representations and warranties as set out in Part B of Schedule 1.

5.2           The representations and warranties shall be made by the Parties on execution of this Note and shall be deemed made again by Borrower on and as of the date of any Drawdown Request, the proposed draw date for any Advance and the date on which any Advance is made by Lender. Borrower agrees and acknowledges that any Drawdown Request accepted by Lender and any Advance made by Lender is accepted and made in reliance on the representations and warranties made by Borrower in Part A of Schedule 1.

6	Repayment

6.1            Borrower shall repay the Loans to Lender in full immediately following the Repayment Date, by issuing to Lender (or its designee) of a number of fully paid and non-assessable Shares, subject to and determined as provided in Section 6.5 below pursuant to the terms hereof (a “Share Issuance”).

6.2	Reserved.

6.3	Reserved.

6.4            In connection with a repayment of the Outstanding Amount in Shares in accordance with this Section 6, Borrower shall give Lender notice not less than five (5) Business Days prior to the anticipated date of such Share Issuance, specifying the anticipated date of such Share Issuance, and in accordance with the formula set forth in Section 6.5, the number of Shares to be issued by Borrower to Lender in the Share Issuance.

6.5            With respect to a Share Issuance, the number of Shares issuable to repay the Outstanding Amount shall be the quotient of (i) the Outstanding Amount, divided by (ii) $1.35 (such amount to be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated prior to any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change), plus any dividends declared but unpaid on any securities of the Company between the date hereof and the date of such Share Issuance. In lieu of any fractional Share to which Lender would otherwise be entitled in a Share Issuance, Borrower shall pay cash in immediately available funds in an amount equal to the product of such fraction multiplied by the price of such Share in the Share Issuance.

6.6            At or prior to the closing of any Share Issuance, Lender and Borrower shall each execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as Lender may request in its sole discretion to consummate the issuance of Shares contemplated by such Share Issuance.

6.7	Amounts repaid hereunder may not be reborrowed under this Note.

6.8           If under the rules of the Applicable Exchange, approval by the stockholders of Borrower would be required in connection with the Share Issuance under this Section 6, then unless and until such stockholder approval has been obtained, the maximum amount of the Outstanding Amount that may be repaid in Shares issued to Lender at the Repayment Date shall equal the 19.9% Cap. To the extent any Outstanding Amount cannot be repaid as a result of the 19.9% Cap such amount shall remain outstanding as loan funds in accordance with the terms of this Note.

7	Tax Matter

7.1           Withholdings. Any and all payments by or on account of any obligation of Borrower under this Note shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.1) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made, and Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under this Note or any other Loan Document. Lender shall use commercially reasonable efforts to deliver to Borrower such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

7.2           Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of Lender, timely reimburse Lender for the payment of, any Other Taxes.

7.3           As soon as practicable after any payment of Taxes by Borrower to a governmental authority pursuant to this Section 7, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment.

8	Conditions Precedent to Drawdown.

8.1           Initial Tranche 1 Advance. The Initial Advance Amount shall not be required to be Advanced until the date on which each of the following conditions are satisfied (or waived by Lender):

(a)            Lender shall have received counterparts of this Note duly executed by Borrower.

(b)           No Default or Event of Default shall have occurred and be continuing and all representations or warranties made by Borrower in this Note shall be true and correct.

(c)            Lender shall have received such other documents as Lender shall have reasonably requested from Borrower including, without limitation:

(i)                  a secretary certificate of Borrower with copies of Borrower’s Certificate of Incorporation, as amended, Bylaws, and authorizing resolutions of the Board of Directors approving Borrower’s entry into and performance of its obligations under this Note;

(ii)                 a certificate from the Secretary of State of Delaware and each other state in which Borrower is qualified to do business confirming that Borrower is a corporation in good standing in such state; and

(iii)                a certificate of a senior officer of Borrower certifying to the accuracy of the condition set forth in Section 8.1(b).

8.2           Tranche 2 Advance. The Tranche 2 Advance Amount shall not be required to be advanced until the date on which Lender is satisfied in its reasonable, sole and absolute discretion that each of the following further conditions is satisfied (or waived by Lender):

(a)            Within sixty (60) days of the Initial Advance, Borrower shall have submitted to applicable regulatory bodies at least 340 permits to install solar energy systems sold through its “Year-round Sales Program” (the “Tranche 2 Milestone”); provided, that in the event the Tranche 2 Milestone has not been satisfied within such sixty (60)-day period, Lender may in its sole discretion choose to waive the Tranche 2 Milestone within five Business Days following such 60-day period; provided that Lender shall deliver the Tranche 2 Advance during such five Business Day period; and

(b)           Upon and subject to the timely satisfaction of the Tranche 2 Milestone requirement, Borrower shall deliver a written certification, signed by an executive officer of Borrower, that the Tranche 2 Milestone has been achieved, together with any documentation evidencing the achievement of the Tranche 2 Milestone as may be reasonably requested by Lender.

8.3           Tranche 3 Advance. The Tranche 3 Advance Amount shall not be required to be advanced until the date on which Lender is satisfied in its reasonable, sole and absolute discretion that each of the following further conditions is satisfied (or waived by Lender):

(a)            Within sixty (60) days of the Tranche 2 Advance, Borrower shall have completed the installation of at least 296 solar energy systems sold through its “Year-round Sales Program” (the “Tranche 3 Milestone”);

provided, that in the event the Tranche 3 Milestone has not been satisfied within such sixty (60)-day period, Lender may in its sole discretion choose to waive the Tranche 3 Milestone within five Business Days following such 60-day period; provided that Lender shall deliver the Tranche 3 Advance during such five Business Day period; and

(b)           Upon and subject to the timely satisfaction of the Tranche 3 Milestone requirement, Borrower shall deliver a written certification, signed by an executive officer of Borrower, that the Tranche 3 Milestone has been achieved, together with any documentation evidencing the achievement of the Tranche 3 Milestone as may be reasonably requested by Lender.

9	Covenants.

9.1           Covenants of Borrower. Borrower hereby agrees to the terms set forth in Schedule II.

9.2	Covenants of Lender. Lender hereby agrees to the terms set forth in

Schedule II.

10	Events of Default

10.1	Events. Each of the following is an Event of Default:

(a)            Payment. Borrower fails to pay any amount payable by it in the manner and at the time provided under and in accordance with this Note or any other Loan Document;

(b)           Obligations. Borrower fails to perform any of its covenants or obligations or fails to satisfy any of the conditions or covenants under this Note or any other Loan Document;

(c)            Other Indebtedness. Except for trade credit, any Indebtedness of Borrower or any of its Subsidiaries becomes due and payable, or a breach or other circumstance arises thereunder such that the applicable lender is entitled to declare such Indebtedness due and payable, in each case prior to its due date, or any Indebtedness of Borrower or any of its Subsidiaries is not paid on its due date and such failure to pay constitutes an event of default (after the expiration of any applicable cure period) under the applicable agreement;

(d)           Carrying on Business. Borrower or any of its Subsidiaries stops payment of its debts generally or ceases or threatens to cease to carry on its business or is unable to pay its debts as they fall due or is deemed by a court of competent jurisdiction to be unable to pay its debts as they fall due, or enters into any arrangements with its creditors generally;

(e)            Insolvency. (i) The Borrower or any of its Subsidiaries or affiliates shall commence or cause to be commenced any voluntary proceeding or shall file or cause to be filed any petition seeking liquidation, reorganization or other relief in respect of Borrower or any of its Subsidiaries, or of all or a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including any voluntary proceeding under the US Bankruptcy Code, or (ii) an involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower (or any such Subsidiary) or for a substantial part of its assets occurs, including any proceeding under the US Bankruptcy Code and, in the case of any such appointment of proceeding under this clause (ii) of this Section 10.1(e), such proceeding shall continue undismissed and unstayed for sixty (60) consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(f)             Illegality; Enforceability. (i) It becomes unlawful for Borrower to perform all or any of its obligations under this Note or any authorization, approval, consent, license, exemption, filing, registration or other requirement of any governmental, judicial or public body or authority necessary to enable Borrower to comply with its obligations under this Note or to carry on its business is not obtained or, having been obtained, is modified in a manner that precludes Borrower or its Subsidiaries from conducting their business in any material respect, or is revoked, suspended, withdrawn or withheld or fails to remain in full force and effect or (ii) any obligation under this Note or any other Loan Document shall be or become unenforceable in accordance with its terms or Borrower or any of its Subsidiaries shall assert that any obligation under this Note or any other Loan Document shall not be enforceable in accordance with its terms;

(g)            Expropriation. The issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of Borrower or any of its Subsidiaries if such process is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(h)           Court Action. Any injunction, order, judgment or decision of any court is entered or issued which, in the opinion of Lender, materially and adversely affects, or is reasonably likely so to affect, the ability of Borrower or any of its Subsidiaries to carry on its business or to pay amounts owed to Lender under this Note;

(i)             Transfer of Assets. Borrower, whether in a single transaction or a series of related transactions, sells, leases, licenses, consigns, transfers or otherwise disposes of any material portion of its assets (it being understood that any such disposition with respect to any asset or assets with a fair value of at least $250,000 is material), other than

(i)  Investments permitted pursuant to Section 10.1(c), (ii) sales, transfers and dispositions of inventory in the ordinary course of business, (iii) any termination of a lease of real or personal property that is not necessary in the ordinary course of Borrower’s business, could not reasonably be expected to have a material adverse effect and does not result from Borrower’s default, and (iv) any sale, lease, license, consignment, transfer or other disposition of assets that are no longer necessary in the ordinary course of business or which has been approved in writing by Lender;

(j)             Change of Control. A Change of Control has been deemed to occur (or Borrower has entered into an agreement or arrangement (including any effective letters of intent, term sheets or similar arrangement) pursuant to which a Change of Control may occur); or

(k)            Misrepresentation. Any representation, warranty or statement made, repeated or deemed made or repeated by Borrower in this Note or any other Loan Document is materially incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

10.2          Remedies. If an Event of Default has occurred, Lender may do all or any of the following:

(a)            by notice to Borrower, declare the Outstanding Amount and all accrued fees and other sums owed by Borrower under or in connection with this Note and the Loan Documents to be immediately due and payable and the same will become so due and payable upon the Repayment Date;

(b)           by notice to Borrower (a “Termination Notice”), declare the outstanding balance of the Commitment to be immediately reduced to zero effective as of the date of such notice, and the same will be so reduced;

(c)            exercise any remedies available to Lender under this Note or any of the other Loan Documents, and/or applicable law; and

(d)           revoke in writing any consent to funding any Advance made as contemplated under Section 3.4, and upon such written revocation Lender shall have no obligation to fund any such Advance.

Notwithstanding the foregoing, if an Event of Default as contemplated under Section 10.1(e) shall occur, (i) the Outstanding Amount and all accrued fees and other sums owed by Borrower under or connection with this Note shall be immediately due and payable without notice or other action on the part of Lender or any other person and (ii) the Commitment automatically shall reduce to zero and Lender shall have no obligation to fund any Advance.

11	Liability.

11.1           General Costs. Borrower will from time to time on demand reimburse Lender for all reasonable and documented costs and expenses (including legal fees and disbursements) and any taxes chargeable on them incurred in the preservation, enforcement and collection of this Note, the other Loan Documents and the Voting Agreement.

11.2           Liability. Without duplication of and subject to the limitations set forth under the expense reimbursement obligations pursuant to Section 11.1 above, Borrower shall indemnify Lender and any affiliates thereof (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, out- of-pocket costs, actual liabilities and related expenses, excluding in any event lost profits arising out of, in connection with, or as a result of the execution, enforcement or delivery of any this Note or any other Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the use of proceeds of the Advances or any other transactions contemplated hereby. To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives and releases, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Note or any other Loan Documents or any or any agreement or instrument contemplated thereby or referred to therein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such person further agrees not to sue seeking any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit Borrower’s indemnification obligations in this Section 11.2.

12	Payments.

12.1           Currency. Borrower shall discharge each cash payment obligation in the currency in which it is due under this Note. If at any time Lender receives any payment (including by set-off) referable to any of the liabilities of Borrower under this Note from any source in a currency other than the currency in which it is due, then such payment shall take effect as a payment to Lender of the amount in the due currency which Lender is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

12.2           Funds. All payments in cash made by Borrower to Lender shall be made in immediately available cleared funds on its due date (and, if such date is not a Business Day, on the immediately preceding Business Day) to the credit of such account as Lender may designate. Such payments shall be made in full without set-off or counterclaim. Lender is not obligated to accept any form of payment on the Outstanding Amount other than in connection with a Share Issuance as provided in Section 6.1.

13	Communications.

13.1	Written. All communications under this Note must be in writing.

13.2           Addresses. Any communication may be sent by prepaid post, or email or delivered to Lender or an Obligor at its address or email address shown below or as may otherwise by notified to the relevant party in writing. Communications to Borrower may also be sent to a place of business for it last known to Lender or delivered to one of its officers. Each party to this Note irrevocably consents to service of process in the manner provided for in this Section

13.2. Nothing in any Loan Document will affect the right of any party to this Note to serve process in any other manner permitted by law.

To Lender:

LHX Intermediate, LLC

1155 Avenue of the Americas, 15th Floor

New York, NY 10036

Attention: Charles Bronowski; General Counsel

Email: cbronowski@whiteoaksf.com

To Borrower:

Zeo Energy Corp. 232 River Bend Lane Provo, UT 84604

Attention: Tim Bridgewater Email: Tim@zeoenergy.com

13.3           Delivery. A communication by either of the parties, if sent by post, will be deemed made on the day after posting by first class post, postage prepaid (but, if to another country, five (5) days after posting by airmail, postage prepaid). Any communication sent by email will be deemed effective on the date of transmission if sent on a Business Day not later than 5:00 p.m. local time at the location of the recipient, or the next Business Day if sent on a day other than a Business Day or later than 5:00 p.m. local time at the location of the recipient.

14	Assignation and Transfer.

14.1          No Transfer by Borrower. Borrower may not transfer any of its rights or obligations under this Note.

14.2         Transfer by Lender. Lender may assign its rights and obligations under this Note, in whole or in part, to any other person upon simultaneous written notice to Borrower; provided that upon such assignment such other person shall be deemed to make the representations and warranties in Part A of Schedule 2 to Borrower. After giving effect to such assignment, such person shall be deemed the “Lender” from such time for all purposes hereunder.

14.3         Register. Lender, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of Lender(s) and the obligations owing to Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and Lender(s) may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Note. The Register shall be available inspection by an Obligor at any reasonable time and from time to time upon reasonable prior notice.

15	Miscellaneous.

15.1         Costs and Expenses. Borrower shall be responsible for its own costs in relation to the preparation and execution of this Note and shall pay the reasonable and proper costs of Lender in preparing and finalizing this Note up to a limit of $60,000.

15.2         Delays. The rights and powers of Lender under this Note will not be affected or impaired by any delay or omission by Lender in exercising them or by any previous exercise of any such rights or powers.

15.3         Severability. Each of the provisions of this Note shall be severable and distinct from one another and if at any time anyone or more of these provisions (or any part of them) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.4         Illegality. If at any time it becomes unlawful for Lender to allow the Commitment to remain in effect or to make, fund or allow any Loans to remain outstanding then Lender will promptly notify Borrower and:

(a)            Lender will not be required to make any additional Advances and the Commitment will be reduced to zero; and

(b)           if Lender so requires by notice to Borrower, Borrower will repay the Outstanding Amount and pay to Lender all other sums owed by Borrower under this Note, all on such date as Lender may reasonably specify.

15.5          Entire Agreement. This Note, together with the other Loan Documents, constitutes the entire agreement between the parties relating to the

Loan and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

15.6         Termination. Upon the payment in full to Lender of the Outstanding Amount in Shares (including the delivery to Lender of one or more valid share certificates for such Shares (or in lieu of certificates, evidence of direct registration in the records of the transfer agent in the case of such Shares)) in accordance with Section 6 , this Note shall terminate and Borrower shall be forever released from its obligations under this Note, except to the extent that any obligations of Borrower under Sections 7 (Tax), 9 (Covenants) 11 (Liability), and 15 (Miscellaneous) shall survive such termination and remain be valid and effective.

16            Counterparts. This Note may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Note by signing any such counterpart. This Note and any Drawdown Notice or other notice or communication may be executed with signatures transmitted among the parties by pdf attached to an electronic mail, and no party shall deny the validity of a signature or this Note signed and transmitted by pdf attached to an electronic mail on the basis that a signed document is represented by a copy or facsimile and not an original.

17	Law and Jurisdiction.

17.1         Governing Law. - This Note shall be construed in accordance with and governed by the law of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

17.2         Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Note or any Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Note or any Loan against Borrower or its properties in the courts of any jurisdiction.

17.3         Waiver. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any other Loan Document in any court referred to Section 17.2. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

17.4         WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

ZEO ENERGY CORP.

By: /s/ Tim Bridgewater

Name: Tim Bridgewater

Title: CEO

LENDER

LHX INTERMEDIATE, LLC

By: White Oak Global Advisors, LLC, its Manager

By: /s/ Barbara J.S. McKee

Name: Barbara J.S. McKee

Title: Authorized Signatory

[Promissory Note]

Schedule 1

Representations and Warranties

Part A – Representations and Warranties of Lender.

1.	Lender is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Lender has all power (limited liability company or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Note.

2.	Upon the repayment of the Outstanding Amount in Shares in accordance with Section 6 of the Note, Lender makes the following further representations and warranties:

a.	Lender, or each of the funds that is an equityholder of Lender, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act).

b.	Lender (i) is acquiring the Shares only for its own account and not for the account of others, (ii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction and (iii) prior to the issuance of any Shares under the Note shall have completed an accredited investor certification. Lender is not an entity formed for the specific purpose of providing the Advances under this Note or acquiring the Shares, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c). Lender further acknowledges that it is aware any issuance of Shares to it pursuant to the Note is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

c.	Lender acknowledges and agrees that Lender has received such information as Lender deems necessary in order to make an investment decision with respect to the Shares, including the business of Borrower and its subsidiaries. Without limiting the generality of the foregoing, Lender acknowledges that it has reviewed the SEC Reports (as defined below) and other information as Lender has deemed necessary to make an investment decision with respect to the Shares. Lender acknowledges and agrees that Lender and Lender’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Lender and such Lender’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, including information about Borrower and its financial condition, results of operations, business, properties, management and prospects sufficient, in Lender’s judgment, to enable Lender to evaluate its investment.

d.	Lender acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to Borrower.

e.	Lender is not currently a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of Lender and its affiliates.

Part B – Representations and Warranties of Borrower.

1.	Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Borrower has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Note.

2.	Upon repayment of the Outstanding Amount in Shares in accordance with Section 6 of the Note, such applicable Shares will be duly authorized and, when issued and delivered to Lender, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Borrower’s certificate of incorporation or under the General Corporation Law of the State of Delaware or under the rules of any Applicable Exchange. This Note and each Drawdown Request submitted by Borrower has or will be, as applicable, been duly authorized, executed and delivered by Borrower and, assuming that the Note constitutes the valid and binding agreement of Lender, the Note and each applicable Drawdown Request is or will be, as applicable, enforceable against Borrower in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

3.	Compliance by Borrower with all of the provisions of the Note and the consummation of the transactions contemplated herein (including, upon the repayment of the Outstanding Amount in Shares in accordance with Section 6 of the Note, the issuance of Shares to Lender) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Borrower or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Borrower or any of its subsidiaries is a party or by which Borrower or any of its subsidiaries is bound or to which any of the property or assets of Borrower is subject that would reasonably be expected to materially affect the validity of any Shares issued to Lender hereunder or the legal authority of Borrower to timely comply in all material respects with the terms of Note (a “Material Adverse Effect”); (ii) result in any material violation of the provisions of the organizational documents of Borrower; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Borrower or any of its properties that would reasonably be expected to have a Material Adverse Effect.

4.	As of their respective dates, or to the extent corrected by a subsequent amendment or restatement prior to the date hereof, all reports (the “SEC Reports”) required to be filed by Borrower with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the

Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except where the failure to file on a timely basis would not have or reasonably be expected to result in a Material Adverse Effect (including, for this purpose only, any failure which would prevent Lender from using Rule 144 (as defined herein) to resell any Shares it receives under this Note), and none of the SEC Reports, when filed, or, if amended or restated, as of the date of such amendment or restatement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.	Assuming the accuracy of Lender’s representations and warranties set forth in Part B of this Schedule I, upon the repayment of the Outstanding Amount in Shares in accordance with Section 6 of the Note, no registration under the Securities Act is required for the offer and sale of any Shares that may be issued by Borrower to Lender under the Note. Upon the repayment of the Outstanding Amount in Shares in accordance with Section 6 of the Note, the Shares issued to Lender (i) will not be offered by any form of general solicitation or general advertising, (ii) will not be offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws and (iii) the offering and sale of such Shares will not contravene applicable law, the rules of the Applicable Exchange or any other regulations.

Schedule II

1.    Borrower agrees that the proxy statement (the “Proxy Statement”) for its next annual meeting of stockholders after the date hereof (the “Meeting”) (provided that, in the event the Approval Matter is not approved by the requisite vote of the stockholders of the Borrower at such annual meeting, then (x) at Lender’s election, Borrower will call a special meeting of stockholders for the purpose of approving the Approval Matter as soon as reasonably practicable, and in any event prior to the first year anniversary of the date hereof and (y) at each annual meeting thereafter, until the Approval Matter has been approved and adopted by the requisite vote of the stockholders of the Borrower required to approve and adopt the Approval Matter, the proxy statement for such annual meeting will include a proposal to approve the Share Issuance under the Note to the Lender upon the Repayment Date (the “Approval Matter”). The Borrower’s board of directors shall recommend that the holders of all shares of stock of Borrower entitled to vote on the Approval Matter vote to approve the Approval Matter, and the Proxy Statement shall include a statement to the effect that the Borrower’s board of directors recommends that stockholders vote to approve the Approval Matter in accordance with the organizational documents of the Borrower and the rules of the Applicable Exchange. The Borrower will take any and all actions necessary or advisable under (or in connection with) the Borrower’s organizational documents and the rules of the Applicable Exchange to approve the Share Issuance.

2.    Borrower agrees that, within thirty (30) days after the issuance of any Shares pursuant to the Note, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. In no event shall Lender be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that Lender be identified as a statutory underwriter in the Registration Statement, Lender will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Borrower from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. Borrower may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after Borrower becomes eligible to use such Form S-3. Lender acknowledges and agrees that Borrower may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Borrower or would require premature disclosure of information that would adversely affect Borrower that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that,

(I) Borrower shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred- fifty (150) calendar days in any three hundred sixty (360) day period and (II) Borrower shall use commercially reasonable efforts to make such Registration Statement available for the sale by Lender of such securities as soon as practicable thereafter. If so directed by Borrower, Lender will destroy all copies of the prospectus covering the Shares in Lender’s possession; provided, however, that this obligation to destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent Lender is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or

(B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. Borrower’s obligations to include the Shares issued pursuant to this Note for resale in the Registration Statement are contingent upon Lender furnishing in writing to Borrower such information regarding Lender, the securities of Borrower held by Lender and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Borrower to effect the registration of such Shares, and shall execute such documents in connection with such registration as Borrower may reasonably request that are customary of a selling shareholder in similar situations.

3.    Borrower agrees to indemnify and hold Lender, each person, if any, who controls Lender within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Lender within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Lender effects or executes the resale of any Shares (collectively, the “Lender Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Lender Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or

(ii)   caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both

(i) and (ii), to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Borrower by Lender for use therein. Notwithstanding the forgoing, Borrower’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned).

4.    Lender agrees to indemnify and hold Borrower, and the officers, employees, directors, partners, members, attorneys and agents of Borrower, each person, if any, who controls Borrower within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Borrower within the meaning of Rule 405 under the Securities Act (collectively, the “Borrower Indemnified Parties”), harmless against any and all Losses incurred by Borrower Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Borrower by Lender expressly for use therein. Notwithstanding the forgoing, Lender’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the liability of Lender shall be limited to the aggregate purchase price of the Shares.

Schedule III

[Form of Drawdown Notice]

[                            , 202 __ ]

LHX Intermediate, LLC

1155 Avenue of the Americas, 15th Floor

New York, NY 10036

Re: Promissory Note dated December [●], 2024

Ladies and Gentlemen:

Reference is made to that certain Promissory Note, dated December [●], 2024 (the “Promissory Note”), by and between Zeo Energy Corp. and LHX Intermediate, LLC. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Promissory Note.

Pursuant to the Promissory Note, the undersigned hereby provides notice of a Drawdown in the amount of $[ ] as contemplated by Section [3.1/3.2/3.3]. Enclosed herewith are the deliverables required pursuant to Section [8.1/8.2/8.3] of the Promissory Note. The undersigned hereby represents and warrants that all of such conditions are satisfied.

If such deliverables are in satisfactory form and the conditions precedent to the Drawdown noticed hereby are satisfied (or waived) in your discretion, please wire this amount in immediately available funds as soon as possible (and in no event later than five Business Days following receipt of this request) to the following account:

Bank: [●]

Bank Address: [●]

Account Title: [●]

Account Number: [●]

ABA: [●]

The funds that requested in this Drawdown Notice shall be deemed for all purposes to have been provided pursuant to the Promissory Note referred to above.

Sincerely,

ZEO ENERGY CORP.

By:
Name:
Title:

II-4